UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 30, 2011

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Terex Corporation (“Terex” or the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) dated as of April 30, 2011, with the lenders party thereto (the “New Lenders”) and Credit Suisse AG, as administrative agent and collateral agent. The co-lead arrangers for the New Credit Agreement were Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC. The New Credit Agreement is in addition to the Company's existing credit agreement dated as of July 14, 2006, as amended, among, Terex, certain of its subsidiaries, the lenders thereunder and Credit Suisse AG, as administrative and collateral agent.

The New Credit Agreement provides Terex with term loan commitments of $1.1 billion and multi-currency revolving lines of credit. The revolving lines of credit currently have $0 in commitments. The obligation of the New Lenders to fund under the New Credit Agreement is subject to the satisfaction of certain conditions, particularly Terex Industrial Holding AG (“Terex Industrial”), a subsidiary of the Company, becoming obligated to purchase up to all, but not less than 51% (with shares previously owned by Terex Industrial counting towards such threshold), of the shares (the “Transaction”) of Demag Cranes AG (“Demag”). The term loan commitments generally terminate on the date Terex Industrial's offer to purchase shares of Demag lapses or is terminated without being consummated.

The proceeds of the term loans are to be used to allow Terex Industrial to pay for the shares of Demag acquired in the Transaction and all fees and expenses incurred in connection with the Transaction. The term loans are scheduled to mature on April 28, 2017, subject to earlier maturity on March 1, 2016 if the Company's existing senior notes have not been satisfied in full prior to that time.     The revolving lines of credit are scheduled to mature on April 29, 2016, subject to earlier maturity on March 1, 2016 if the Company's existing senior notes have not been satisfied in full prior to that time.

The New Credit Agreement also provides for incremental loan amounts of up to $750 million, which can be in the form of revolving credit loans, term loans, or a combination of both, provided that no more than $100 million of the incremental amount may be used for incremental term loan commitments. To the extent that revolving credit commitments are established in excess of $150 million, the term loan commitments will automatically and permanently be reduced by the amount of such revolving credit commitments in excess of $150 million.

The New Credit Agreement requires the Company to comply with a substantial number of covenants. These covenants require the Company to meet certain financial tests, namely (a) a requirement that the Company maintain a senior secured leverage ratio, as defined in the New Credit Agreement, not in excess of 3.50 to 1.00 at the end of each fiscal quarter after the funding of the term loans, with the ratio declining to 3.00 to 1.00 effective October 1, 2012 and 2.50 to 1.00 effective October 1, 2013 and (b) a requirement that the Company maintain an interest coverage ratio, as defined in the New Credit Agreement, after the funding of the term loans of not less than 1.25 to 1.00 for the period of four consecutive fiscal quarters at the end of June 30, 2011, with the ratio increasing to 1.75 to 1.00 for any period of four consecutive fiscal quarters after July 1, 2011. The covenants also limit, in certain circumstances, Terex's ability to take a variety of actions, including: incur indebtedness; create or maintain liens on its property or assets; make investments, loans and advances; engage in acquisitions, mergers, consolidations and asset sales; and pay dividends and distributions. The New Credit Agreement also contains customary events of default.

Certain of the New Lenders, or their affiliates, under the New Credit Agreement are party to other agreements with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

The foregoing summary is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On May 2, 2011, the Company hosted a conference call and posted a slide presentation relating to the decision to launch a voluntary cash public tender offer for Demag on its website. To access the web replay of the call and the slide presentation, go to the Investor Relations section of the Company's website at www.terex.com. A copy of the presentation is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01. Other Events.

On May 2, 2011, the Company issued a press release announcing that its German subsidiary, Terex Industrial, has decided to make a voluntary cash public tender offer for the outstanding share capital of Demag at €41.75 per share. The press release is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K.

This Current Report on Form 8-K is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Demag shares. The offer to buy Demag shares will only be made pursuant to an offer document approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin). Shareholders of Demag are strongly advised to carefully read in full the offer document if and when it is published, as well as all other publications and notifications of Terex Industrial in connection with the takeover offer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1    Credit Agreement dated as of April 30, 2011, among Terex Corporation, the Lenders named therein and Credit Suisse AG, as Administrative Agent and Collateral Agent.

99.1    Presentation posted to Terex's website on May 2, 2011. Presentation is also available at www.terex.com under the Investor Relations section.

99.2    Press release of Terex Corporation issued on May 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2011

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel